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                                                                     EXHIBIT 3.3

                            CERTIFICATE OF AMENDMENT
               OF THE SECOND RESTATED CERTIFICATE OF INCORPORATION
                          OF VANDA PHARMACEUTICALS INC.

      Vanda Pharmaceuticals Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "General Corporation Law").

      DOES HEREBY CERTIFY:

      FIRST: The name of this corporation is Vanda Pharmaceuticals Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on November 13, 2002 under the name Vanda Pharmaceuticals Inc.

      SECOND: The Board of Directors of this corporation adopted resolutions setting forth a proposed amendment to the Second Restated Certificate of Incorporation of this corporation (the "Restated Certificate"), declaring said amendment to be advisable and in the best interests of this corporation and its stockholders and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders to such amendment. The proposed amendment is to effect the following amendment to the Restated Certificate:

      I. Replace the first paragraph of Article IV of the Restated Certificate in its entirety with the following paragraph:

            "The total number of shares of capital stock that the Corporation shall have authority to issue is: (i) Seventy Million (70,000,000) shares of Common Stock, par value $0.01 per share (the "Common Stock") and (ii) Fifty-Two Million Two Hundred Seventy-Six Thousand Four Hundred Thirty-Seven (52,276,437) shares of Preferred Stock, par value $0.01 per share, of which Ten Million (10,000,000) shares shall be Series A Preferred Stock (the "Series A Preferred Stock") and Forty-Two Million Two Hundred Seventy-Six Thousand Four Hundred Thirty-Seven (42,276,437) shares shall be Series B Preferred Stock (the "Series B Preferred Stock" and, together with the Series A Preferred Stock, the "Preferred Stock")."

      THIRD: That thereafter said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by written consent of the stockholders holding the requisite number of shares required by statute given in accordance with and pursuant to Section 228 of the General Corporation Law of the State of Delaware.

                                                         State of Delaware
                                                        Secretary of State
                                                     Division of Corporations
                                                   Delivered 01:11 PM 12/09/2005
                                                     FILED 01:09 PM 12/09/2005
                                                   SRV 051003929 - 3590747 FILE

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      IN WITNESS WHEREOF, Vanda Pharmaceuticals Inc., has caused this
Certificate of Amendment to be signed by its President as of December 9, 2005.

                                            /s/ Mihael Polymeropoulos
                                            ------------------------------
                                            Name: Mihael Polymeropoulos
                                            Title: President